Exhibit 10.31

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

PATENT SUBLICENSE AGREEMENT

This Patent License Agreement (the “Agreement”), dated December 27, 2013 (the “Effective Date”), is hereby entered into by and between Industry 3200, Inc., a Delaware Corporation with a principal office located at 1155 Camino Del Mar #118, Del Mar, CA 92014 (“Sublicensor”), and BioNano Genomics, Inc., a Delaware Corporation, having a principal place of business at 9640 Towne Centre Drive, Suite 100 (“Sublicensee)

WHEREAS Sublicensor holds a patent license (the Master License Agreement) from the […***…] (“[…***…]”) to intellectual property identified as the […***…] portfolio; and

WHEREAS Sublicensor desires to grant and Sublicensee desires to receive a sublicense under certain of the rights granted by […***…] to Sublicensor in the Master License Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the following mutual promises and covenants, the parties hereto agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meaning as set forth below:

1.1.

“Affiliates” means a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, Sublicensee. As used in this definition, the term “control,” including the correlative terms “controlling,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contractor otherwise) of a person or entity.

1.2.

“Agreement Year” shall be a twelve (12) calendar month period beginning July 1 and ending June 30 of the following year, except that the first Agreement Year shall begin on the Effective Date and shall end June 30, 2014.

1.3.	“Licensed Patent” means US Patent No. […***…], and any reexaminations and reissues thereof.

1.4.	“Patent Rights” means only […***…] of the Licensed Patent.

1.5.	“Licensed Field” shall be limited to the field of nucleic acid analysis.

1.6.	“Licensed Territory” shall be limited to the United States.

1.7.

1.8.	“Master, License Agreement” means that license agreement entered into between […***…] and Sublicensor on […***…], under which Sublicensor has received a license to the Patent Rights.

1.9.

“Non-Commercial Research Purposes” shall mean the use of the inventions of the Patent Rights and/or Improvements for academic research purposes or other not-for-profit or scholarly purposes not involving the use of the inventions of the Patent Rights or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

1.10.	“Products” shall refer to and mean any and all products sold for use in the Licensed Territory that employ or are in any way produced by the practice of an invention claimed in a

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Valid Claim of the Patent Rights or that would otherwise constitute infringement of any Valid Claim of the Patent Rights.

1.11.

“Selling Price” shall mean, in the case of Products and Services that are sold or leased, the […***…] of Products and Services […***…]. The “Selling Price” for a Product that is transferred or Service is provided to a third party for promotional purposes without charge or at a discount shall be […***…] of that type of Product or Service […***…].

1.12.

“Services” shall refer to and mean any and all services performed in the Licensed Territory that employ or are in any way produced by the practice of an invention claimed in a Valid Claim of the Patent Rights or that would otherwise constitute infringement of any Valid Claims of the Patent Rights.

1.13.	“Third Party” means any person or entity other than […***…], Sublicensor, Sublicensee, or an Affiliate of either of them.

1.14.

“Valid Claim” means an issued claim of the Patent Rights, where the claim (a) has not expired or lapsed and (b) has not been held to be invalid or unenforceable by (i) a final judgment of a court of competent jurisdiction from which no appeal can be or is taken or (ii) a governmental authority having the jurisdiction to issue or to review the validity of patent claims from which no appeal can be or is taken.

2.	LICENSE

2.1.

Nonexclusive License. Sublicensor grants to Sublicensee, and Sublicensee hereby accepts, a nonexclusive right and license to practice the Patent Rights In the Licensed Territory and in the Licensed Field, with the right to make, have made, use, have used, import, export, market, distribute, offer for sale and sell Licensed Product, and to allow its customers to use the same. Sublicensor grants no sublicense to any other claim or patent that Sublicensor has licensed under the Master License Agreement.

2.2.

Sublicensing. Sublicensee shall have no right to further sublicense the rights granted hereunder, except with the consent of Sublicensor, which consent shall not unreasonably be withheld in the case of a sale, merger, acquisition, with the intended recipient of such sublicense. In no event shall there be multiple concurrent sublicensees.

2.3.

Acknowledgement of Covenant not to Sue. Sublicensor acknowledges that in a separate Option Agreement, […***…] has granted Sublicensee a covenant not to sue under certain other intellectual property rights in the […***…] portfolio. Sublicensor covenants to take no action to undermine, circumvent, interfere with or frustrate the grant of such rights by […***…] or the maintenance of such rights by Sublicensee.

3.	FINANCIAL TERMS

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3.1.	Sublicense Fees: As consideration for the grant and maintenance of this Agreement, Sublicensee shall pay, and Sublicensor shall accept, a sublicense fee as follows:

3.1.1.	$[…***…] within thirty (30) days of the full execution of this Agreement or of the Master License Agreement, whichever is later.

3.1.2.	$[…***…] on July 1 of the second Agreement Year.

3.1.3.	$[…***…] on July 1 of the third Agreement Year.

3.1.4.	$[…***…] on July 1 of the fourth Agreement Year.

3.1.5.	$[…***…] on July 1 of the fifth Agreement Year.

3.1.6.	$[…***…] on July 1 of each subsequent Agreement Year, if the term of this Agreement is extended to include such Agreement Year.

3.2.

Royalties: Sublicensee agrees to pay to Sublicensor as “earned royalties” a royalty calculated as a percentage of the Selling Price of Products and Services in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of […***…]. The royalty shall remain fixed while this Agreement is in effect at a rate of […***…] of the Selling Price of Products and Services., with the proviso that a minimum royalty payment (“Minimum Annual Royalty”) for each Agreement Year shall be […***…]. In consideration of Sublicensee being an early licensee of the inventions of the Patent Rights, […***…] and Sublicensor agree that […***…] Products sold, leased or otherwise transferred by Sublicensee that are […***…] shall […***…]; provided, however, Sublicensee will report the sale, lease or transfer of such […***…] Products on its […***…], and thereafter, […***…]. For clarity, the foregoing does not apply to any other Product or sublicensee of Sublicensee.

3.3.

Antistacking: If Sublicensee is required to pay royalties to one or more independent third parties during any calendar year pursuant to a license or similar right in the absence of which Sublicensee could not legally make, use or sell Products, then the royalty payable hereunder will be reduced by […***…] for each additional […***…] of royalties payable for all of the additional licensing components, to Sublicensor. Notwithstanding the foregoing, in no event shall the royalty due Sublicensor be reduced by more than […***…].

3.4.

Royalty Payments: Royalty payments shall be due […***…] following the end of the calendar quarter ending on March 31, June 30, September 30, or December 31, and shall be accompanied by a royalty report indicating each Licensed Product and Net Sales for such Licensed Product, including the basis for calculating the royalty.

3.5.

Late Payments: The balance of any amounts owed to Sublicensor under this Agreement which remain unpaid more than […***…] after they are due to Sublicensor shall accrue interest until paid at the rate of the lesser of […***…] per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

3.6.	Records: Sublicensee agrees to keep […***…] records to enable the ready determination of Net Sales and any antistacking reduction in royalty pursuant to Section

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3.3, and to provide such records within […***…] of request by […***…] or Sublicensor for inspection by a certified public accountant designated by Sublicensor or […***…], in the United States during Sublicensee’s regular business hours and at […***…]’s or Sublicensor’s expense, but no more often than once per Agreement Year. If Sublicensee has claimed an antistacking reduction in royalty pursuant to Section 3.3, certain underlying documentation will be revealed to the certified public accountant in confidence, but the certified public accountant shall not disclose the details revealed in such underlying documentation to Sublicensor, but only conclusions drawn therefrom. In the event an examination of Sublicensee’s records reveals an underpayment of the lesser of […***…] or […***…] of the accurate amounts due hereunder, Sublicensee shall pay all reasonable charges of the certified public accountant for the examination of records, in addition to paying the balance due within […***…], plus interest thereon as set forth above. Sublicensee agrees to maintain the records required hereunder for […***…] after the last royalty period to which the records refer.

3.7.	Currency: All payments to be made under this Agreement shall be made in U.S. dollars.

4.	TERM & TERMINATION

4.1.

Unless otherwise terminated under any other provision of this Agreement, this Agreement shall expire on the earlier of the end of the fifth (5th) Agreement Year or upon the termination of the Master License Agreement.

4.2.

So long as the Master License Agreement is not terminated, Sublicensee may extend the termination date under Section 4.1 in one year increments by making payment of the Sublicense Fee in Section 3.1.6 on or before July 1 of each subsequent Agreement Year, but in no event shall the termination date extend beyond the expiration or lapse of the Patent Rights.

4.3.	Sublicensee may terminate this Agreement at any time after the end of the fifth Agreement Year, with or without cause, by providing ninety (90) days prior written notice to Sublicensor.

4.4.

Either party may terminate this Agreement in the event of: (i) an uncured material breach by the other party of a specified obligation or warranty under the Agreement and only upon sixty (60) days notice; or (ii) the other party is adjudged bankrupt, or subject to appointment of a receiver or trustee in bankruptcy, becomes insolvent, or makes an assignment for the benefit of creditors.

4.5.

If a party (the “breaching party”) at any time fails to observe or perform any of the material terms of this Agreement, including but not limited to, the obligations to make any payment or royalty, the other party may make written demand that the breaching party remedy any such failure. If the breaching party does not remedy any such failure within ninety (90) days following the other party’s demand, the other party by written notice may, at its option, terminate this Agreement. Upon timely remedy of a breach by either party, the Agreement shall remain in full force and effect. If a party believes it has fully cured a noticed breach, but the extent of cure is subject to a bona fide dispute by the other non-breaching party, then the dispute shall be subjected to dispute resolution hereunder.

4.6.

Upon termination or expiration of the Agreement, duties and obligations incurred under the Agreement prior to termination shall survive termination. Obligations of royalty payments, as well as causes of action or claims arising out of a breach or default under this Agreement, shall all survive termination. Sublicensee shall make a final accounting and royalty payment to Sublicensor within thirty (30) days of the termination or expiration of this Agreement.

5.	MUTUAL INDEMNIFICATION

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5.1.

Sublicensee’s Right to Indemnification. Sublicensor shall indemnify, defend, and hold harmless Sublicensee and its Affiliates, and their respective employees, officers, independent contractors, consultants, or agents, and their respective successors, heirs and assigns and representatives (the “Sublicensee lndemnitees”), from and against any and all Third Party claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation, and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (Losses and Claims), to the extent arising out of or relating to, directly or indirectly: (a) the negligence, recklessness, or wrongful intentional acts or omissions of Sublicensor, its Affiliates and its or their respective employees, officers, independent contractors, consultants, or agents, in connection with Sublicensor’s performance of its obligations or exercise of its rights under this Agreement; and (b) any breach by Sublicensor of any representation, warranty, covenant, or obligation set forth in this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any recklessness, willful misconduct, or breach of this Agreement by Sublicensee or a Sublicensee lndemnitee, or (c) resulting from Sublicensor’s production, manufacture, sale, use, lease, consumption or advertisement of Products and Services arising from any right or obligation of Sublicensor under the Master License Agreement.

5.2.

Sublicensor’s Right to Indemnification. Sublicensee shall indemnify, defend, and hold harmless Sublicensor and its Affiliates, and their respective employees, officers, and their respective successors, heirs and assigns and representatives (the “Sublicensor lndemnitees”), from and against any and all Third Party claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation, and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (Losses and Claims), to the extent arising out of or relating to, directly or indirectly: (a) the negligence, recklessness, or wrongful intentional acts or omissions of Sublicensee, its Affiliates and its or their respective employees, officers, independent contractors, consultants, or agents, in connection with Sublicensee’s performance of its obligations or exercise of its rights under this Agreement; and (b) any breach by Sublicensee of any representation, warranty, covenant, or obligation set forth in this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any recklessness, willful misconduct, or breach of this Agreement by Sublicensor or a Sublicensor lndemnitee; or (c) resulting from Sublicensee’s production, manufacture, sale, use, lease, consumption or advertisement of Products and Services arising from any right or obligation of Sublicensee hereunder.

5.3.	Process for Indemnification. A party’s obligation to defend, indemnify and hold harmless the other party under this Section 5 (Mutual Indemnification) shall be conditioned upon the following:

(a)	A party seeking indemnification under this Section 5 (the “lndemnitee”) shall give prompt written notice of the claim to the other party (the “lndemnitor”).

(b)

Each party shall promptly to the other party copies of all papers and official documents received in respect of any Losses and Claims. The lndemnitee shall cooperate as requested by the lndemnitor in the defense against any Losses and Claims.

(c)

The lndemnitor shall have the right to assume and control the defense of the indemnification claim at its own expense with counsel selected by the lndemnitor and reasonably acceptable to the lndemnitee; provided, however, that an lndemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the lndemnitee, if representation of such lndemnitee by the counsel retained by the lndemnitor would be inappropriate due to actual or potential differing interests between such lndemnitee and any other party represented by such counsel in such proceedings. If the lndemnitor does not assume the defense of the indemnification claim as described in this Section 5.3(c), the lndemnitee may defend the indemnification claim but shall have no obligation to do so. The lndemnitee shall not settle or compromise the indemnification claim without the prior written consent of the lndemnitor, and the lndemnitor shall not

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settle or compromise the indemnification claim in any manner which would have an adverse effect on the lndemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the Patent Rights or Confidential Information or other rights licensed to Sublicensee by Sublicensor hereunder), without the prior written consent of the lndemnitee, which consent, in each case, shall not be unreasonably withheld, delayed, or conditioned. The lndemnitee shall reasonably cooperate with the lndemnitor at the lndemnitor’s expense and shall make available to the lndemnitor all pertinent information under the control of the lndemnitee. The lndemnitor shall not be liable for any settlement or other disposition of Losses and Claims by the lndemnitee which is reached without the written consent of the lndemnitor, which consent shall not be unreasonably withheld, conditioned, or delayed.

6.	Insurance.

Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the Products and Services subject to this Agreement and that such insurance coverage lists Sublicensor, […***…] and the inventors of the Patent rights as additional insureds. Upon Sublicensor’s request, Licensee will present evidence to Sublicensor that such coverage is being maintained.

7.	TRANSFER OF RIGHTS

Sublicensee shall have the right to transfer this Agreement to another entity that agrees to be bound by the provisions hereof, with the prior written consent of […***…] and prior written notification to Sublicensor.

8.	CONFIDENTIALITY

Confidential information of Sublicensee may be revealed to or ascertained by Sublicensor in the course of Sublicensee performing under this Agreement, including in connection with royalty reports and associated records. “Confidential Information” shall include all information concerning a Sublicensee’s business and any other information marked confidential or accompanied by correspondence indicating such information is confidentially exchanged between the parties hereto. Sublicensor agrees to keep confidential any information identified as confidential by Sublicensee, using methods at least as stringent as Sublicensor uses to protect its own confidential information, and not to use any of Sublicensee’s Confidential Information to its advantage or Sublicensee’s detriment, including but not limited to using such Confidential Information in Sublicensor’s patent prosecution. In like manner, Sublicensee and its employees shall maintain in confidence the terms of the Master License Agreement. The confidentiality and nonuse obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

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8.1.	Sublicensor can show by written record that it possessed the information prior to its receipt from Sublicensee;

8.2.	the information was already available to the public or became so through no fault of Sublicensor;

8.3.	the information is subsequently publicly disclosed by Sublicensee or by a third party that has the right to disclose it free of any obligations of confidentiality;

8.4.

the information is required by law, rule, regulation or judicial process to be disclosed (if such requirement arises, Sublicensor will, prior to any such disclosure, promptly notify Sublicensee and provide assistance in any reasonable effort to obtain confidential treatment with respect to such disclosure); or

8.5.	[…***…] years have elapsed from the termination of this Agreement.

9.	RIGHTS IN BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement by Sublicensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 91 of the United States Bankruptcy Code or any applicable foreign equivalent thereof. The parties agree that the Sublicensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.

10.	RESOLUTION OF DISPUTES

10.1.

Informal Dispute Resolution. The parties shall attempt, whenever possible, to discuss and resolve any Disputes on an informal basis,. A party invoking these dispute resolution procedures shall deliver a notice to the other party (a “Dispute Notice”) of the claims it intends to bring and the relief sought, including sufficient details regarding the factual, contractual or other legal bases for the party’s claim as reasonably required to enable the party receiving the Dispute Notice to evaluate the claim and respond thereto.

Upon receipt of a Dispute Notice, the receiving party, if it so desires, shall have fifteen (15) days in which to deliver its own Dispute Notice to the first party, responding to the first Dispute Notice and specifying additional Disputes, if any, to be resolved. After the second Dispute Notice is delivered or upon expiration of the fifteen (15) day period therefor, whichever occurs first (the “Dispute Notification Deadline”), the parties shall promptly schedule one or more meetings to discuss and attempt in good faith to resolve all Disputes described in the Dispute Notice(s). Such meetings shall be attended by the parties or their representatives with full authority to settle the Disputes at issue.

11.	CONTEST OF VALIDITY

11.1.	Sublicensee shall provide […***…] at least […***…] prior written notice before filing any action that contests the validity of any Patent Rights during the term of this Agreement.

11.2.

In the event that Sublicensee files any action contesting the validity of any Patent Rights, Sublicensee shall pay a royalty rate of […***…] specified in Section 3.2 or 3.3 of this Agreement, as applicable, for all Products and Services sold during the pendency of such action. Moreover, should the outcome of such contest determine that any claim of the Patent Rights challenged is valid and would be infringed by a Licensed Product sold by

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Sublicensee, if not for the Sublicensee granted by this Agreement, Sublicensee shall thereafter, for the remaining term of this Agreement, pay a royalty rate of […***…] specified in Section 3.2. or 3.3 of this Agreement, as applicable.

11.3.

In the event that Sublicensee contests the validity of any Patent Rights during the term of this Agreement, Sublicensee agrees to pay to Sublicensor all royalties due under this Agreement during the period of the challenge. For the sake of clarity, such amounts shall not be paid into any escrow or other account, but directly to Sublicensor, and shall not be refunded.

12.	PATENT MARKING

Sublicensee shall mark all Products and Services or packaging thereof with the appropriate patent number reference in compliance with the requirements of 35 U.S.C. §287.

13.	USE OF NAMES

Sublicensee shall not use […***…]’s or Sublicensor’s name, the name of any inventor of the Patent Rights, or the name of the […***…] in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

14.	IMPROVEMENTS

14.1.

Sublicensee hereby grants to […***…] a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit research institutions and governmental agencies, to practice and use “Improvements” for Non-Commercial Research Purposes. “Improvements” shall mean any patented modification of an invention claimed in the Patent Rights, invented by Sublicensee during the term of this Agreement, that (1) would be infringed by the practice of an invention claimed in the Patent Rights; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Patent Rights

14.2.

In the event that Sublicensee discontinues use or commercialization of the Improvements, Sublicensee shall grant […***…] an option to obtain a nonexclusive, royalty-bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes; except for Improvements (1) that would not necessarily be infringed by practicing an invention claimed in the Patent Rights or (2) that are capable of substantial noninfringing use. The scope of a sublicensee’s obligation relating to Improvements shall be limited to the claims actually licensed to that sublicensee. Licensee shall provide […***…] with written notice that Licensee and its sublicensee(s) intend to discontinue such use or commercialization immediately upon making a decision. […***…]’s option with respect to each Improvement shall expire […***…] after […***…]’s receipt of said written notice from Licensee. The failure of […***…] to timely exercise its option under this paragraph shall be deemed a waiver of […***…]’s option, but only with respect to the Improvements so disclosed.

15.	REPRESENTATIONS AND WARRANTIES

15.1.	The Parties’ Representations and Warranties. Each party hereby represents and warrants to the other party, as of the Effective Date, as set forth below:

15.1.1.

Such party (a) is a corporation duly organized and subsisting under the laws of its jurisdiction of organization, and (b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

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15.1.2.

Such party has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such party is a party as of the Effective Date, or conflict with the rights granted to any Third Party.

15.1.3.

This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, and binding obligation of such party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity.

15.1.4.	Such party has taken all corporate action necessary to authorize the execution and delivery of this Agreement.

15.1.5.

The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any applicable laws or any contractual obligation or court or administrative order by which such party is bound.

15.1.6.

The parties acknowledge that […***…] makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the use, sale, or other disposition by Sublicensee or its vendees or other transferees of Products and Services incorporating or made by use of the Patent Rights.

15.2.	Sublicensor’s Representations, Warranties and Covenants. Sublicensor hereby represents, warrants and covenants to Sublicensee, as set forth below:

15.2.1.	It is the licensee of the Patent Rights from […***…] and it possesses all rights necessary to grant the sublicenses contained in this Agreement;

15.2.2.	It has not previously granted, and will not grant, any right, license or interest in the Patent Rights, or any portion thereof, inconsistent with the rights and licenses granted to Sublicensee herein;

15.2.3.

It is not aware of any pending or threatened litigation, nor has it received any written communications, alleging that that the commercialization of the Products and/or Services or of any compound or product claimed in any Patent Rights would violate any intellectual property or other rights of any Third Party or that the Patent Rights are invalid or unenforceable;

15.2.4.	as of the Effective Date, no Third Party has any interest in and to any of the Patent Rights;

16.	LIMITATION OF LIABILITY AND EXCLUSION OF DAMAGES; DISCLAIMER OF WARRANTY.

16.1.

WITHOUT LIMITING THE PARTIES’ OBLIGATIONS UNDER SECTION 14 (REPRESENTATIONS AND WARRANTIES), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

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16.2.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING THE LICENSE PRODUCTS, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS. THE PARTIES AGREE THAT SUBLICENSEE IS UNDER NO OBLIGATION TO MAKE ANY EFFORTS TO COMMERCIALIZE OR EXPLOIT THE PATENT RIGHTS, AND SUBLICENSOR EXPLICITLY DISCLAIMS ANY SUCH OBLIGATION.

17.	GENERAL PROVISIONS

17.1.	Governing Law.

17.1.1.

This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California, U.S. without regard to its or any other jurisdiction’s choice of law rules that would result in the application of the laws of any state other than the State of California, U.S. All questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

17.1.2.

Sublicensor and Sublicensee hereby submit to the exclusive jurisdiction of the state and federal courts located in San Diego, California, U.S. for any action or proceeding arising out of or relating to this Agreement, and Sublicensor and Sublicensee hereby agree that all claims in respect of such action or proceeding may be heard and determined exclusively in any such state or federal court, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.2.

Legal Counsel; Cooperation in Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice concerning the legal and practical effects of this Agreement. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

17.3.

Notices. All communications hereunder shall be in writing, electronic mail or by confirmed fax, and shall be deemed to have been duly given (a) upon personal delivery, (b) upon deposit with a recognized courier with next-day delivery instructions, or (c) one (1) business day after sending, if sent by electronic mail and no delivery failure notification has been received; to the address set forth below or such other address as either party may specify by notice sent in accordance with this Section 16.3 (“Notices”):

If to Sublicensor, addressed to:  Industry 3200 Inc.

Attn: […***…]

1155 Camino Del Mar #118

Del Mar, CA 92014

Email: […***…]

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With a copy to:

CapialP

Attn: […***…]

11011 Torreyana Road

San Diego, CA 92121

Email: […***…]

If to Sublicensee, addressed to:

BioNano Genomics, Inc.

Attention: President

9640 Towne Centre Drive, Suite 100

San Diego, CA 92121

With a copy to:

Knobbe Martens Olson & Bear

Attention: […***…]

12790 El Camino Real

San Diego, CA 92130

11.3. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relative thereto. The provisions of this Agreement shall be modified only by an agreement in writing signed by both parties hereto.

11.4. No Waiver. The failure of any party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.5. Binding on Successors. This Agreement shall be binding upon the parties, their affiliates, agents, successors and assigns.

11.6. Severability. In the event any provision of this Agreement is invalid or unenforceable or is prohibited by law, the remaining provisions of this Agreement shall remain in full force and effect, and the remainder of this Agreement shall be valid and binding as though such invalid, unenforceable, or prohibited provision were not included herein.

11.7. Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful and/or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including expert witness fees, in addition to any other relief to which it or they may be entitled.

11.8. Equitable Relief. The parties acknowledge that any breach or violation of the confidentiality terms of this Agreement will result in immediate and irreparable damage to the non-breaching party and that there would be no adequate remedy at law for either party’s failure to comply with the terms of this Agreement. Each party acknowledges that the other is entitled to equitable relief, including a preliminary and/or permanent injunction and such other relief as a court with jurisdiction may deem proper, to prohibit any further or continuing breach or failure to comply with the confidentiality terms of this Agreement.

***Confidential Treatment Requested

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11.9. Headings. The paragraph headings herein are for convenience only and shall not be interpreted to limit or affect in any way the meaning of the language contained herein.

11.10. Confidentiality. This Agreement and the terms thereof shall be treated as confidential information of the parties, and, without the consent of the other two parties, shall not be disclosed to entities that are not party to this Agreement and are not evaluating a party for potential investment or acquisition. A party may disclose the terms of this Agreement, without consent, to entities evaluating a party for potential investment or acquisition, provided that such entities agree to keep the terms of this Agreement confidential.

IN WITNESS WHEREOF, the parties hereto, being authorized to sign on behalf of the entity for which they are signing and with full authority to bind such entity by that signature, have caused this Agreement to be executed as of the date first set forth above. Each copy hereof for all purposes shall be deemed an original.

SUBLICENSOR		SUBLICENSEE

By:	/s/ Leslie A. Hickle	By:	/s/ R. Erik Holmlin

Printed Name:	Leslie A. Hickle	Printed Name:	R. Erik Holmlin

Title: Co-Founder & CBO		Title: CEO

Dated:	Jan 7, 2014	Dated:	9-Jan-2014

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